JAMES ALPHA FUNDS TRUST d/b/a EASTERLY FUNDS TRUST

OPERATING EXPENSE LIMITATION AGREEMENT

THIS OPERATING EXPENSE LIMITATION AGREEMENT (the “Agreement”) is by and between James Alpha Funds Trust d/b/a Easterly Funds Trust (the “Trust”), on behalf of each series of the Trust listed on Appendix A to this Agreement (each, a “Fund,” and together, the “Funds”), and Easterly Investment Partners, LLC, the investment adviser to the Funds (the “Manager”), effective with respect to each Fund and/or class of shares of a Fund as of the Effective Date listed in Appendix A.

WITNESSETH:

WHEREAS, the Manager renders advice and services to the Funds pursuant to the terms and provisions of Investment Management Agreements between the Trust and the Manager (the “Investment Management Agreements”); and

WHEREAS, the Funds, and each of the Funds’ respective classes are responsible for, and have assumed the obligation for, payment of expenses that have not been expressly assumed by the Manager pursuant to the respective Investment Management Agreement; and

WHEREAS, the Manager desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Manager to implement such limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.    LIMIT ON OPERATING EXPENSES. The Manager hereby agrees to limit the current Operating Expenses of each share class of each Fund to an annual rate, expressed as a percentage of the average annual net assets of such share class, listed in Appendix A (each, an “Annual Limit”). In the event that the current Operating Expenses of a share class of a Fund, as accrued each month, exceed its Annual Limit, the Manager will, on a monthly basis, either waive all or a portion of its advisory fee due from the Fund pursuant to the Investment Management Agreement or pay to the Fund an amount equal to the excess expense within 30 days of being notified that the Fund’s expenses exceed the Annual Limit.

2.    DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds, is defined to include all expenses of each Fund and each of its classes, but does not include any front-end and contingent deferred sales loads, interest and tax expenses, leverage, dividends and interest on short positions, brokerage commissions, expenses incurred in connection with any merger, liquidation or reorganization, extraordinary or non-routine expenses such as litigation and proxy-related expenses, and acquired fund fees and expenses. Expenses of a Fund’s wholly-owned subsidiary whose financial statements are consolidated with those of the applicable Fund are considered Operating Expenses for purposes of this Agreement.

3.    REIMBURSEMENT OF FEES AND EXPENSES. Each Fund shall reimburse the Manager any advisory fees waived or Fund expense payments paid by it pursuant to this Agreement, if in any year in which the Investment Management Agreement is still in effect, the estimated

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Operating Expenses of any share class of a Fund listed in Appendix A for the fiscal year are less than the corresponding Annual Limit for that year, subject to quarterly approval by the Trust’s Board of Trustees. The total amount of reimbursement to which the Manager may be entitled (the “Reimbursement Amount”) shall not exceed an amount that would cause a share class of a Fund to exceed its 1) corresponding Annual Limit in place at the time the advisory fees were waived or the expenses were incurred; or 2) corresponding Annual Limit currently in place, whichever is less. Subject to the foregoing, the Reimbursement Amount shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Manager and all other payments remitted by the Manager to a Fund pursuant to this Agreement within three (3) years from the date on which such advisory fees were waived or reduced or other payments remitted, less any reimbursement previously paid by the Fund to the Manager with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, for example, interest accruable on the Reimbursement Amount. References to the “Agreement” in this Paragraph 3 shall include any Operating Expense Limitation Agreement between Easterly Funds LLC and the Trust, on behalf of a Fund, between the Manager and the Trust for Professional Managers, on behalf of a Fund’s predecessor series, and between Easterly Funds LLC and The Saratoga Advantage Trust, on behalf of a Fund’s predecessor series, and, to the extent permitted under applicable law, the provisions of this Paragraph 3 shall apply to advisory fees waived or Fund expense payments paid by Easterly Funds LLC or the Manager pursuant to any such Operating Expense Limitation Agreements, except that the Manager shall not be entitled to reimbursement for advisory fees waived or Fund expense payments paid by Easterly Funds LLC prior to the closing of the reorganization of the James Alpha Managed Risk Domestic Equity Portfolio into the Easterly Hedged Equity Fund.

4.      TERM. This Agreement shall become effective with respect to a Fund as of the Effective Date listed in Appendix A and shall continue until the Termination Date listed in Appendix A. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by the Board of Trustees of the Trust and the Manager. Appendix A will be amended to reflect any such continuation.

5.      TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Funds, upon sixty (60) days’ written notice to the Manager. This Agreement may not be terminated during its term by the Manager without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate immediately upon the termination of the Investment Management Agreement.

6.      ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.  SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.      GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

JAMES ALPHA FUNDS TRUST d/b/a EASTERLY FUNDS TRUST

on behalf of each series listed in Appendix A

By: /s/ Amaris Miller

Name: Amaris Miller

Title: Secretary of the Trust

EASTERLY INVESTMENT PARTNERS, LLC

By: /s/ Darrell Crate

Name: Darrell Crate

Title: Chairman

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Appendix A

To the

JAMES ALPHA FUNDS TRUST d/b/a EASTERLY FUNDS TRUST

Operating Expense Limitation Agreement

Fund/Classes	Annual Limit	Effective Date of Current Limit	Termination Date
Easterly Hedged Equity Fund
Class A	1.50%	March 15, 2024	December 31, 2025
Class C	2.25%	March 15, 2024	December 31, 2025
Class I	1.25%	March 15, 2024	December 31, 2025
Class R6	0.99%	March 15, 2024	December 31, 2025

Easterly Global Real Estate Fund
Class A	1.69%	March 15, 2024	December 31, 2025
Class C	2.37%	March 15, 2024	December 31, 2025
Class I	1.04%	March 15, 2024	December 31, 2025
Class R6	0.94%	March 15, 2024	December 31, 2025

Easterly Income Opportunities Fund
Class A	1.73%	March 15, 2024	March 31, 2026
Class C	2.48%	March 15, 2024	March 31, 2026
Class I	1.48%	March 15, 2024	March 31, 2026
Class R6	0.89%	March 15, 2024	March 31, 2026

Easterly Snow Small Cap Value Fund
Class A	1.20%	November 1, 2024	October 31, 2025
Class C	1.95%	November 1, 2024	October 31, 2025
Class I	0.95%	July 31, 2024	August 1, 2025
Class R6	0.85%	July 31, 2024	August 1, 2025

Easterly Snow Long/Short Opportunity Fund
Class A	1.55%	November 8, 2021	June 30, 2025
Class C	2.30%	November 8, 2021	June 30, 2025
Class I	1.30%	November 8, 2021	June 30, 2025
Class R6	1.00%	November 8, 2021	June 30, 2025

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